                                                                    EXHIBIT 11.7

                              HUGHES SUPPLY, INC.

              COMPUTATION OF SUPPLEMENTAL PRO FORMA COMBINED FULLY
                           DILUTED EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEAR ENDED
                                                              JANUARY 26, 1996
                                                              ----------------
Supplemental pro forma combined net income..................      $32,889
                                                                  =======
Weighted average shares outstanding:
  Common stock and equivalents(1)...........................        8,602
  Shares issued pursuant to PVF acquisition(2)..............          738
                                                                  -------
Total shares................................................        9,340
                                                                  -------
Supplemental pro forma combined fully diluted earnings per
  share.....................................................      $  3.52
                                                                  =======

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(1) Common stock and equivalents gives effect to the business combinations between the Company and PPSC, Sunbelt and the Metals Group, which were consummated after October 1996 and accounted for as poolings of interests.
(2) Shares issued pursuant to the acquisition of PVF have been included in the computation of common and common equivalent shares as if they were outstanding since January 27, 1996.